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                                                                     Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER

                           TRIDENT INTERNATIONAL, INC.

                            ILLINOIS TOOL WORKS INC.

                                       AND

                              ITW ACQUISITION INC.











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                          AGREEMENT AND PLAN OF MERGER
                                      INDEX


                                                                            Page
                                                                            ----


ARTICLE I.
   The Offer..............................................................   -2-
   Section 1.1  The Offer.................................................   -2-
   Section 1.2  Company Actions...........................................   -4-
   Section 1.3  Stockholder Mailings......................................   -6-

ARTICLE II.
   The Merger.............................................................   -7-
   Section 2.1  The Merger................................................   -7-
   Section 2.2  Closing...................................................   -7-
   Section 2.3  Effective Time............................................   -8-
   Section 2.4  Further Assurances........................................   -8-

ARTICLE III.
   Certificate of Incorporation and By-Laws; Officers and
       Directors of the Surviving Corporation.............................   -9-
   Section 3.1  Certificate of Incorporation..............................   -9-
   Section 3.2  By-Laws...................................................   -9-
   Section 3.3  Officers and Directors....................................   -9-

ARTICLE IV.
   Conversion of Common Shares in the Merger..............................   -9-
   Section 4.1  Conversion................................................   -9-
           (a)    Common Shares Generally.................................   -9-
           (b)    Common Shares Held by the Parent Companies
                    or the Company........................................  -10-
           (c)  Subsidiary Stock..........................................  -10-
   Section 4.2  Payment...................................................  -11-
   Section 4.3  Dissenting Shares.........................................  -13-
   Section 4.4  Closing of Transfer Records...............................  -15-
   Section 4.5  Employee and Other Stock Options..........................  -15-
   Section 4.6  Warrants..................................................  -16-
   Section 4.7  Employee Stock Purchase Plan..............................  -17-






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                                                                            Page
                                                                            ----


ARTICLE V.
   Representations and Warranties.......................................... -17-
   Section 5.1  Representations and Warranties of Parent
                  and Subsidiary........................................... -17-
           (a)    Corporate Organization................................... -18-
           (b)    Corporate Authorization.................................. -18-
           (c)    No Conflicts............................................. -19-
           (d)    Financing................................................ -20-
           (e)    Filings and Consents..................................... -20-
           (f)    Litigation............................................... -21-
           (g)    Offer Documents.......................................... -21-
           (h)    Merger Proxy Statement................................... -22-
           (j)    Common Shares............................................ -22-
   Section 5.2  Representations and Warranties of the Company.............. -22-
           (a)    Corporate Organization................................... -23-
           (b)    Capitalization........................................... -23-
           (c)    Corporate Authorization and Certain Corporate
                     Action................................................ -25-
           (d)    Financial Statements and Reports......................... -26-
           (e)    Absence of Other Liabilities............................. -27-
           (f)    Absence of Certain Changes or Events..................... -27-
           (g)    Offer Documents.......................................... -28-
           (h)    Schedule 14D-9........................................... -29-
           (i)    Merger Proxy Statement................................... -29-
           (j)    Certain Agreements....................................... -30-
           (k)    No Conflicts............................................. -31-
           (l)    Filings and Consents..................................... -31-
           (m)    Compliance With Laws..................................... -32-
           (n)    Litigation............................................... -32-
           (o)    Employee Benefit Plans................................... -32-
           (p)    Taxes.................................................... -33-
           (q)    Health, Safety and Environmental Laws and
                     Regulations........................................... -34-
           (r)    Intellectual Property.................................... -36-
           (s)    Brokers and Finders...................................... -36-
           (t)    Year 2000 Compliance..................................... -37-
           (u)    Contracts................................................ -37-
           (v)    Labor Relations.......................................... -38-
           (w)    Affiliate Transactions................................... -38-
           (x)    Vote Required............................................ -39-
           (y)    Knowledge Definition..................................... -39-




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                                                                            Page
                                                                            ----
ARTICLE VI.
   Covenants............................................................... -39-
   Section 6.1   No Solicitation of Transactions........................... -39-
   Section 6.2   Postponement of Annual Meeting............................ -41-
   Section 6.3   Interim Operations of the Company......................... -42-
   Section 6.4   Meetings of the Company's Stockholders.................... -44-
   Section 6.5   Filings; Other Action..................................... -45-
   Section 6.6   Reasonable Best Efforts................................... -45-
   Section 6.7   Access.................................................... -46-
   Section 6.8   Publicity................................................. -47-
   Section 6.9   Directors' and Officers' Indemnification;
                    Insurance.............................................. -47-
   Section 6.10  Registration Rights Agreement............................. -52-
   Section 6.11  Fair Price Statute........................................ -52-
   Section 6.12  Directors................................................. -53-
   Section 6.13  Employee Benefits Matters................................. -54-

ARTICLE VII.
   Conditions.............................................................. -56-
   Section 7.1   Conditions to each Party's Obligations to
                   Effect the Merger....................................... -56-
           (a)     Stockholder Approval.................................... -57-
           (b)     Governmental Filings and Consents....................... -57-
           (c)     Purchase of Common Shares............................... -57-
           (d)     Injunction.............................................. -57-

ARTICLE VIII.
   Termination and Abandonment............................................. -58-
   Section 8.1   Termination............................................... -58-
   Section 8.2.  Procedure and Effect of Termination....................... -60-
   Section 8.3.  Fees and Expenses......................................... -60-

ARTICLE IX.
   Miscellaneous........................................................... -64-
   Section 9.1   Amendment................................................. -64-
   Section 9.2   Waiver.................................................... -65-
   Section 9.3   Special Fees of the Company............................... -65-
   Section 9.4   Counterparts.............................................. -65-
   Section 9.5   Governing Law............................................. -66-
   Section 9.6   Notices................................................... -66-
   Section 9.7   Entire Agreement, etc..................................... -67-
   Section 9.8   Definition of "Subsidiary"................................ -67-
   Section 9.9   Obligation of Parent...................................... -67-
   Section 9.10  Captions.................................................. -68-




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                                                                            Page

   Section 9.11  Survival.................................................. -68-
   Section 9.12  Parties in Interest; Assignment........................... -68-
   Section 9.13  Enforcement of the Agreement.............................. -69-
   Section 9.14  Severability.............................................. -69-






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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT is made as of January 6, 1999 among Trident International, Inc., a Delaware corporation (the "Company"), Illinois Tool Works Inc., a Delaware corporation ("Parent"), and ITW Acquisition Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Subsidiary").

         WHEREAS, the Company and Subsidiary (the Company and Subsidiary being referred to in this Agreement as the "Constituent Corporations") desire for Parent to acquire the Company through a merger of Subsidiary with and into the Company (the "Surviving Corporation") upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, in furtherance of the acquisition contemplated by this Agreement, Subsidiary will make an offer to purchase for cash all of the Company's issued and outstanding shares of common stock, par value $.01 per share ("Common Shares"), on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the Company, Parent and Subsidiary desire to make certain representations, warranties and agreements in connection with the merger of the Company and Subsidiary;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



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                                   ARTICLE I.

                                   THE OFFER


                  Section 1.1 THE OFFER.

                  (a) As promptly as practicable (but in no event later than five business days from and including the date of the initial public announcement of the Offer or this Agreement), Parent shall cause Subsidiary to commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer to purchase for cash (the "Offer") all of the Company's issued and outstanding Common Shares at a purchase price of $16.50 per Common Share net to the tendering stockholder in cash (the "Per Share Amount") (without interest and less any withholding taxes required under applicable law). The obligation of Subsidiary to accept for payment and to pay for any Common Shares tendered shall be subject only to the conditions set forth in Exhibit A hereto (the "Offer Conditions"), including without limitation, the condition that the number of Common Shares validly tendered and not withdrawn prior to the expiration date provided in the Offer (the "Expiration Date") will represent not less than a majority of the Common Shares outstanding on a fully diluted basis (the "Minimum Share Condition"). Any such condition may be waived by Parent and Subsidiary.

                  (b) As soon as practicable on the date of commencement of the Offer, Parent and Subsidiary shall file with the Securities and Exchange Commission (the "SEC") a Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which Schedule 14D-1 shall include an offer to purchase and related letter of transmittal and summary advertisement (which letter of transmittal and summary advertisement and offer to purchase, together with




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any amendments or supplements thereto are referred to collectively herein as the
"Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to the filing thereof with the SEC or the dissemination thereof to the holders of Common Shares. The Company hereby consents to the inclusion or reference in the Offer Documents of the recommendations and other actions of the Company's Board of Directors described in Section 1.2.

                  (c) Neither Parent nor Subsidiary will, without the consent of the Company, (i) amend the Offer to decrease the Per Share Amount or change the form of consideration to be paid in the Offer or (ii) except as required by law or any rule, regulation or interpretation in the opinion of counsel to Parent, or required by any position of the SEC or the staff thereof, extend the expiration date of the Offer (which shall initially be 20 business days after the date the Offer is commenced); provided that if the Offer Conditions have not been satisfied, Subsidiary, without the consent of the Company, may extend the Offer, from time to time for up to an aggregate of 10 additional business days. Notwithstanding the foregoing, if, immediately prior to the Expiration Date of the Offer (as it may be extended), the Common Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the Common Shares then outstanding on a fully diluted basis, Subsidiary may, in its sole discretion, extend the Offer notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date of the Offer; provided, however, that under no circumstances shall any such extension, when aggregated with any extensions made




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pursuant to the immediately preceding sentence, exceed 10 business days without the approval of the Company.

                  (d) Subject to the terms and conditions of this Agreement, Subsidiary shall, and Parent shall cause Subsidiary to, accept for payment, and pay for, all Common Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer. Immediately following Parent's acceptance for payment of Common Shares pursuant to the Offer, Parent or Subsidiary will provide to the depositary for the Offer amounts sufficient in the aggregate to provide all funds necessary for such depositary to make payments pursuant to this Section 1.1 to all tendering stockholders.

                  Section 1.2  COMPANY ACTIONS.

                  (a)      The Company represents and warrants that:

                           (i) its Board of Directors (at a meeting duly called and held) has, in light of and subject to the terms and conditions set forth herein, unanimously approved this Agreement, the Offer and the Merger (as defined in Section 2.1) and has resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the holders of Common Shares;

                           (ii) the transactions contemplated by this Agreement, including without limitation, the Offer, the Merger and the acquisition of Common Shares by Parent and/or Subsidiary, have been duly approved by appropriate action of the Company's Board of Directors with the result that (A) Section 203 DGCL does not require that any "business combination" (as that term is defined in said Section 203) involving the Company and Parent or Subsidiary be delayed for the three-year period




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         specified therein, and (B) no right of the Company's stockholders to acquire securities pursuant to any rights agreement will be triggered, created or otherwise arise as a result of the Offer, the Merger or transactions contemplated by this Agreement; and

                           (iii)    The Robinson-Humphrey Company, LLC
         ("Robinson- Humphrey") has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair from a financial point of view to the public stockholders (other than Parent and Subsidiary) of the Company (the "Fairness Opinion").

                  (b) The Company hereby agrees to file, as soon as practicable after the commencement of the Offer, with the SEC a solicitation/recommendation statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendation of the Company's Board of Directors that the stockholders of the Company accept the Offer and containing a copy of the Fairness Opinion. Parent and Subsidiary and their counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to the filing thereof with the SEC or the dissemination thereof to the holders of Common Shares. Promptly after filing the Schedule 14D-9 with the SEC, the Company shall deliver to Parent a copy of the Fairness Opinion, which Parent may provide to Parent's lenders. The Company has been authorized by Robinson-Humphrey to permit the inclusion of the Fairness Opinion (or any reference thereto that is reasonably acceptable to Robinson-Humphrey) in the Offer Documents, the Schedule 14D-9 and in any proxy statement relating to the Merger.




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                  (c)      Notwithstanding anything contained in this Section
1.2 or elsewhere in this Agreement, if the Company's Board of Directors shall have determined, in good faith, to withdraw, modify or amend its recommendations to stockholders of the Company, after receiving advice from its outside counsel that the failure to do so could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law, such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

                  Section 1.3 STOCKHOLDER MAILINGS. In connection with the Offer, the Company (i) shall cause its transfer agent as promptly as possible to furnish Parent and Subsidiary with mailing labels, security position listings and any available listings or computer tapes or files containing the names and addresses of record holders of the Common Shares as of the most recent practicable date, (ii) shall furnish Subsidiary with such additional information (including, but not limited to, updated lists of holders of Common Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Subsidiary or its agents may reasonably request in communicating the Offer to the Company's record and beneficial stockholders, and (iii) shall furnish Parent and Subsidiary with such other assistance as Parent and Subsidiary or their agents may reasonably request in connection with the dissemination of the Offer Documents to participants in the Company's employee benefit plans, if any, which permit or require the participants to make a determination as to the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Subsidiary and their affiliates, associates, agents and advisors, shall use the information contained in any such



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labels, listings and files only in connection with the Offer and the Merger and, if this Agreement is terminated for any reason, shall return to the Company, or destroy, the originals and all copies in their possession.


                                   ARTICLE II.
                                   THE MERGER

                  Section 2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.3), Subsidiary shall be merged with and into the Company, and the separate corporate existence of Subsidiary shall thereupon cease (the "Merger"). The Company shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

                  Section 2.2 CLOSING. The closing of the Merger (the "Closing") shall take place (a) at the offices of Jenner & Block, One IBM Plaza, Chicago, Illinois 60611, at 10:00 A.M., local time, as soon as practicable following the later to occur of (i) the day of the receipt of approval of the Merger by the Company's stockholders if such approval is required, or as soon as practicable after completion of the Offer if such approval by stockholders is not required, and (ii) the day on which the last of the conditions set forth in Article VII hereof is satisfied or duly waived, or (b) at such other time and place and/or on such other date as the Company and Parent may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."



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                  Section 2.3 EFFECTIVE TIME. If all the conditions to the
Merger set forth in Article VII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article VIII, the parties hereto shall, on the Closing Date, file and record an appropriate agreement of merger, certificate of merger or certificate of ownership and merger meeting the requirements of and executed in accordance with the DGCL. The Merger shall become effective at the time (the "Effective Time") at which such agreement or certificate is filed with the Secretary of State of Delaware.

                  Section 2.4 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out and effectuate the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out and effectuate the purposes of this Agreement.




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                                  ARTICLE III.

                    CERTIFICATE OF INCORPORATION AND BY-LAWS;
                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION


                  Section 3.1 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company as amended and in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with its terms and the DGCL.

                  Section 3.2 BY-LAWS. The by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation from and after the Effective Time, until duly amended in accordance with their terms and the DGCL.

                  Section 3.3 OFFICERS AND DIRECTORS. The directors and officers of Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                                   ARTICLE IV.

                    CONVERSION OF COMMON SHARES IN THE MERGER


                  Section 4.1 CONVERSION. The manner of converting shares of the Company and Subsidiary in the Merger shall be as follows:

                  (a) COMMON SHARES GENERALLY. At the Effective Time, each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 4.3), Common Shares owned by the




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         Company or any direct or indirect subsidiary of the Company (including treasury shares), and Common Shares owned by Parent, Subsidiary or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $16.50 in cash, or such higher price, if any, as may be offered and paid in the Offer (the "Merger Consideration"). All Common Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any Common Shares shall thereafter cease to have any rights with respect to the Common Shares other than the right to receive the Merger Consideration, except for Dissenting Shares.

                  (b) COMMON SHARES HELD BY THE PARENT COMPANIES OR THE COMPANY. At the Effective Time, each Common Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies, and each Common Share issued and held in the Company's treasury or held by any direct or indirect subsidiary of the Company immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                  (c) SUBSIDIARY STOCK. At the Effective Time, each share of capital stock of Subsidiary issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Subsidiary or the



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         holders of such shares, be converted into one share of common stock of the Surviving Corporation.

                  Section 4.2 PAYMENT. Prior to the Effective Time, Subsidiary shall authorize the depositary for the Offer (or one or more commercial banks organized under the laws of the United States or any state thereof each with capital, surplus and undivided profits of at least $100,000,000) to act as Paying Agent hereunder with respect to the Merger (the "Paying Agent"). Immediately prior to the Effective Time, Parent will provide to the Paying Agent amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 4.1(a) to holders (other than any of the Parent Companies, the Company or any direct or indirect subsidiary of the Company or holders of Dissenting Shares) of Common Shares issued and outstanding immediately prior to the Effective Time. Pending payment of such funds to the holders of certificates for Common Shares, such funds will be held and may be invested by the Paying Agent as Parent directs (so long as such directions do not impair the rights of holders of Common Shares) in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest or commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Parent will promptly replace any monies lost through any investment made pursuant to this
Section 4.2. Promptly after the Effective Time, the Parent shall mail or cause to be mailed, and shall make available at the offices of the Paying Agent, to each person who was, immediately prior




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


to the Effective Time, a holder of record (other than any of the Parent Companies, the Company or any direct or indirect subsidiary of the Company or holders of Dissenting Shares) of issued and outstanding Common Shares a letter of transmittal and related instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Common Shares in exchange for the cash payment set forth in Section 4.1(a). Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Paying Agent shall promptly pay to the persons entitled thereto the amount in cash to which such persons are entitled pursuant to Section 4.1(a). No interest will be paid or will accrue on the cash payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. One hundred eighty (180) days following the Effective Time, Parent shall be entitled to require the Surviving Corporation or the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which it has made available to the Surviving Corporation or the Paying Agent and which have not been disbursed to holders of certificates representing Common Shares outstanding immediately prior to the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to




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abandoned property, escheat and other similar laws) only as general creditors thereof with respect to the cash payable (without interest thereon) upon due surrender of their certificates; provided that the Surviving Corporation shall be obligated to pay, and Parent shall cause the Surviving Corporation to be provided with, such cash to the extent the Surviving Corporation is required by law and this Agreement to pay such cash. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Common Shares, and Parent shall reimburse the Surviving Corporation for such charges and expenses. In the event that any certificate representing Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, upon the posting by such person of a bond in such amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the cash representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                  Section 4.3 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, Common Shares that are issued and outstanding immediately prior to the Effective Time and are held by holders who comply with all the provisions of Delaware law concerning the right of holders of Common Shares to dissent from the Merger and require appraisal of their Common Shares ("Dissenting Stockholders") shall not be converted into the right to receive the Merger Consideration but shall be entitled to receive such consideration as may be determined to be due such Dissenting



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


Stockholder pursuant to the law of the State of Delaware; provided, however, that (i) if any Dissenting Stockholder shall subsequently deliver a written withdrawal of the holder's demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Stockholder fails to establish and perfect the holder's entitlement to appraisal rights as provided by applicable law, or (iii) if within 120 days of the Effective Time neither any Dissenting Stockholder nor the Surviving Corporation has filed a petition demanding a determination of the value of all Common Shares outstanding at the Effective Time and held by Dissenting Stockholders in accordance with applicable law, then such Dissenting Stockholder or Stockholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Company shall give Parent and Subsidiary (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any demand. The Common Shares described in this Section 4.3 held by Dissenting Stockholders who exercise and perfect their rights to appraisal under applicable Delaware law and shall not have withdrawn, waived or otherwise forfeited such appraisal rights are referred to herein as Dissenting Shares.

                  Section 4.4 CLOSING OF TRANSFER RECORDS. At and after the Effective Time, the stock transfer books of the Surviving Corporation and the stock ledger of the Company shall be closed with respect to Common Shares of the Company. If, after the Effective Time certificates representing Common Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article IV.

                  Section 4.5 EMPLOYEE AND OTHER STOCK OPTIONS. Prior to the signing hereof, the Company has delivered to Parent Schedule 4.5 hereto containing a list of each employee stock option and each other stock option outstanding on the date hereof, whether or not fully exercisable ("Stock Options"), to purchase Common Shares heretofore granted under any Company option plan or agreement, in each case as amended to the date of this Agreement (collectively, the "Stock Option Plans"). The Company represents and warrants that all such Stock Options are subject to the Company's Third Amended and Restated 1994 Stock Option and Grant Plan (the "Company's Amended and Restated Stock Option Plan") and consist of (i) non-qualified options granted to non-employee directors of the Company to purchase Common Shares ("Non-Employee Director Options"), (ii) non-qualified and incentive stock options granted to employees of the Company ("Employee Stock Options"), and (iii) non-qualified stock options for non-employee consultants ("Consultant Stock Options"). The Company further represents and warrants that each of such Stock Options was granted pursuant to either (i) the form of Incentive Stock Option Agreement for Employees appended to Schedule 4.5; (ii) the form of Non-Qualified Stock Option Agreement for Non-Employee Directors appended to Schedule 4.5; or (iii) the form of Non-Qualified Stock Option Agreement for Non-Employee Consultants appended to
Schedule 4.5. The Company has
taken appropriate action to provide that, immediately prior to the acceptance of Common Shares pursuant to the Offer, each outstanding Stock Option, whether or not then exercisable, shall become fully exercisable and vested, and each Stock Option shall be canceled and each holder of a Stock Option shall be entitled to receive a cash payment from the Company equal to the product of (a) the excess, if any, of the Per Share Amount over the per Common Share exercise price of such Stock Option and (b) the number of Common Shares subject to such Stock Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. All Stock Options shall thereafter be deemed canceled and of no force or effect. After the date hereof, the Company shall not grant any additional stock options or other rights to acquire capital stock of the Company.

                  Section 4.6 WARRANTS. Prior to the signing hereof, the Company delivered to Parent Schedule 4.6 hereto containing a list of each warrant outstanding on the date hereof, whether or not fully exercisable ("Warrants"), to purchase Common Shares heretofore granted by the Company. At the Effective Time, each Warrant shall no longer entitle the holder thereof to purchase Common Shares, but instead shall entitle the holder thereof to purchase, upon exercise of the Warrant, the Merger Consideration which the holder of the Warrant would have been entitled to receive pursuant to the Merger if the Warrant had been exercised immediately prior to the Effective Time. Promptly following the consummation of the Merger, the Surviving Corporation shall execute and deliver to each holder of a Warrant and to the Warrant Agency, if any, with respect to the Warrants an agreement as to the rights of the holder in accordance with this
Section 4.6. After the date hereof, the

Company shall not grant any additional warrants or other rights to acquire capital stock of the Company.

                  Section 4.7 EMPLOYEE STOCK PURCHASE PLAN. The Company has taken appropriate action to provide that, (i) the offering period pending on the last business day prior to the date hereof under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") shall be terminated as of the date hereof, (ii) each participant in the Stock Purchase Plan on the date hereof shall be deemed to have exercised his or her Option (as defined in the Stock Purchase Plan) on such date and shall acquire from the Company (A) such number of whole Common Shares as his or her accumulated payroll deductions on such date will purchase at the Option Price (as defined in the Stock Purchase Plan) (treating the last business day prior to the date hereof as the "Exercise Date" for all purposes of the Stock Purchase Plan) and (B) cash in the amount of any remaining balance in such participant's account without interest, and (iii) the Stock Purchase Plan shall be terminated effective as of the date hereof.


                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

                  Section 5.1 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY. Parent and Subsidiary (which term, for purposes of this Article V, includes Subsidiary and any other direct or indirect wholly-owned subsidiary or subsidiaries of Parent that may, in accordance with this Agreement, participate as a purchaser of Common Shares in the Offer or as a Constituent Corporation in the Merger or that is otherwise an assignee of any rights or obligations of Parent or Subsidiary hereunder), jointly and severally, represent and warrant to and agree with the Company that:

                  (a) CORPORATE ORGANIZATION. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation with all requisite corporate power and authority to own, lease, license and use its properties and assets and to carry on the business in which it is now engaged. Parent beneficially owns all of the outstanding capital stock of Subsidiary.

                  (b) CORPORATE AUTHORIZATION. Parent and Subsidiary each have all requisite corporate power and authority to execute, deliver, and perform the transactions contemplated by this Agreement. The execution and delivery of this agreement and the consummation by Parent and Subsidiary of the transactions contemplated hereby have been duly and validly authorized by requisite corporate action of Parent and Subsidiary, and no other corporate proceedings on the part of Parent and Subsidiary are necessary to authorize this agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by Parent and Subsidiary, is the legal, valid, and binding obligation of Parent and Subsidiary, and is enforceable as to them in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and remedies generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                  (c) NO CONFLICTS. The execution and delivery of this Agreement by Parent and Subsidiary do not, and the consummation of the transactions contemplated hereby by Parent and Subsidiary will not (i) violate or conflict with the certificate of incorporation or by-laws of Parent or Subsidiary or (ii) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Parent or any of its subsidiaries is subject, assuming compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act and the DGCL, or (iii) constitute a breach or violation of, a default (or an event or condition which, with notice or lapse of time, or both, would constitute a default) under, or permit the termination of, or cause or permit the acceleration of the maturity of, any agreement, indenture, mortgage, bond, note or instrument to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound, which conflict, breach, violation, default, termination or acceleration would have a material adverse effect on the assets, financial condition or business of Parent, and its subsidiaries, taken as a whole. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the consent or approval of any other party to any agreement, indenture, mortgage, bond, note or instrument to which Parent or any of Parent's subsidiaries is a party or by which Parent or any of Parent's subsidiaries is bound where the failure to obtain any such consent or approval would result in a material adverse effect on the assets, financial condition or business of Parent and its subsidiaries, taken as a whole, or would prevent the consummation of the transactions contemplated hereby. Subsidiary has not, since its inception, and, prior to the Effective Time, Subsidiary shall not, directly or indirectly, (i) conduct or engage in any business activities of any kind or nature, (ii) incur any liability or obligation, (iii) enter into or become bound by any mortgage, bond, agreement, indenture, note or other instrument, or any arrangement with any person or entity, or
         (iv) become subject to or bound by any obligation or undertaking, except in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby and any financings in connection with such transactions.

                  (d) FINANCING. Parent or Subsidiary (i) have available cash, undrawn lines of credit and other resources sufficient to provide all funds necessary for the purchase of Common Shares pursuant to the Offer and the Merger in accordance with the terms of this Agreement and to consummate the transactions contemplated hereby and (ii) will have on the Expiration Date and the Effective Date sufficient funds to purchase and pay for the Common Shares pursuant to the Offer and the Merger, respectively.

                  (e) FILINGS AND CONSENTS. Other than the filings provided for in Section 2.3 and filings pursuant to the HSR Act, the Exchange Act, and under any applicable state, environmental, takeover, or securities laws, there are no filings required to be made by Parent or Subsidiary with, and there are no consents, approvals, permits or authorizations required to be obtained by Parent or Subsidiary from federal or state governmental and regulatory authorities in connection with the execution and delivery of this Agreement by Parent or Subsidiary and the consummation of the transactions contemplated hereby by Parent and Subsidiary, other than such which the failure to make or obtain would not, in the aggregate, have a material adverse effect on the assets, financial condition or business of Parent, and its subsidiaries, taken as a whole, or would prevent the consummation of the transactions contemplated hereby.

                  (f) LITIGATION. No litigation is pending or threatened against Parent or Subsidiary which in the reasonable opinion of Parent would materially adversely affect their properties or business so as to prevent them from consummating the transactions contemplated hereby.

                  (g) OFFER DOCUMENTS. The Offer Documents pursuant to which the Offer will be made, including the Schedule 14D-1, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information contained in the Offer Documents (other than information supplied in writing by the Company expressly for inclusion in the Offer Documents) will not, at the respective times the Schedule 14D-1 or any amendments or supplements thereto are filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent and Subsidiary will promptly correct any statements in the Schedule 14D-1 and the Offer Documents that have become false or misleading and take all steps necessary to cause such
         Schedule 14D-1
         as so corrected to be filed with the SEC and such Offer Documents as so corrected to be disseminated to holders of Common Shares, in each case as and to the extent required by applicable law.

                  (h) MERGER PROXY STATEMENT. None of the information to be supplied by Parent or Subsidiary expressly for inclusion in a proxy or information statement of the Company required to be mailed to the Company's stockholders in connection with the Merger (the "Merger Proxy Statement"), or in any amendments or supplements thereto will, at the respective times of (a) the mailing thereof and (b) the meeting, if any, of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (i) BROKERS AND FINDERS. Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                  (j) COMMON SHARES. Neither Parent nor Subsidiary nor any of their respective affiliates owns any Common Shares.


                  Section 5.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Subsidiary that:

                  (a)      CORPORATE ORGANIZATION. Except as set forth in
         Schedule 5.2(a), each of the Company and its operating subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation with all requisite corporate power and authority to own, lease, license and use its properties and assets and to carry on the business in which it is now engaged. Each of the Company and its operating subsidiaries is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification and where failure to so qualify or be in good standing would, either singly or in the aggregate, have a Material Adverse Effect (for purposes of Section 5.2 of this Agreement "Material Adverse Effect" shall mean an adverse effect of $250,000 or more on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole). The Company has heretofore delivered to Parent complete and correct copies of the Company's Certificate of Incorporation and By-Laws, each as amended and in effect as of the date of this Agreement, and a list of the Company's subsidiaries, each of which is wholly-owned directly or indirectly by the Company, except as otherwise set forth therein. All shares of capital stock of the Company's subsidiaries beneficially owned by the Company have been validly issued and are fully paid and nonassessable.

                  (b) CAPITALIZATION. The authorized capital stock of the Company consists of 35,000,000 shares of capital stock, of which 30,000,000 shares are common stock, having a par value of $0.01 per share (and which are herein referred to as the

         Common Shares) and of which 5,000,000 shares are preferred stock, par value $0.01 per share. As of the date hereof there are 6,446,692 Common Shares outstanding, 718,800 Common Shares held as treasury shares and no shares of preferred stock issued and outstanding. All of the outstanding Common Shares have been validly issued and are fully paid and nonassessable. As of the date hereof, the Company has no Common Shares reserved for issuance, except that (i) an aggregate of 282,275 Common Shares (at a weighted aggregate average exercise price of $10.79) and an additional 82,000 Common Shares (at exercise prices in excess of $16.50) are subject to, and are reserved for issuance upon, the exercise of Employee Stock Options; (ii) an aggregate of 133,796 Common Shares are subject to Non-Employee Director Options (at a weighted aggregate average exercise price of $11.21); (iii) an aggregate of 5,000 Shares are subject to, and reserved for, issuance upon the exercise of Consultant Stock Options (at a weighted aggregate average exercise price of $8.50); (iv) 442 Common Shares are subject to, and reserved for, issuance pursuant to the Stock Purchase Plan; and
         (v) 23,820 Common Shares are reserved for issuance under the Warrants, at an exercise price of $1.00 per share. There are no subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating the Company or any operating subsidiary to issue, sell, or purchase capital stock, warrants, convertible securities or other rights with respect to capital stock, except for the obligations under the Stock Option Plans, the Stock Purchase Plan and the Warrants. There are no voting trusts or other agreements or understandings to which the Company or any subsidiary of the

         Company is a party with respect to the voting of the capital stock of the Company or any of its subsidiaries. From and after the date hereof, the Company shall not grant or award, as the case may be, any stock options and shall not issue any additional capital stock other than issuances pursuant to the exercise of stock options under presently outstanding Stock Options or the exercise of presently outstanding rights under the Stock Purchase Plan or under the Warrants.

                  (c) CORPORATE AUTHORIZATION AND CERTAIN CORPORATE ACTION. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and, subject only to approval of this Agreement by the holders of a majority of the Common Shares outstanding and entitled to vote if such approval is required, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by the Company, is the legal, valid and binding obligation of the Company, and is enforceable as to it in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and remedies generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. The Company has taken appropriate corporate action to satisfy the provisions of Section 203 of the DGCL so that the provisions thereof are not applicable to the transactions contemplated by this Agreement.

                  (d) FINANCIAL STATEMENTS AND REPORTS. The Company has previously furnished Parent true and complete copies (with exhibits) of its (i) Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (the "1998 Annual Report"), as filed with the SEC, (ii) proxy statements relating to all meetings of its stockholders (whether annual or special) since January 1, 1998, and (iii) all other schedules, reports and registration statements filed by the Company with the SEC since September 30, 1998 (collectively, the "SEC Filings"). As of their respective dates, the SEC Filings were prepared and filed in accordance with the applicable rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since September 30, 1998, the Company has filed with the SEC all reports and registration statements and all other filings required to be filed with the SEC under the rules and regulations of the SEC. The audited financial statements and unaudited interim financial statements of the Company, together with the notes thereto, included or incorporated by reference in the 1998 Annual Report and any other SEC Filings, respectively, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited financial statements, to normal year-end audit adjustments) and fairly present the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

                  (e)      ABSENCE OF OTHER LIABILITIES. Except as set forth in
         Schedule 5.2(e) hereto and as and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at September 30, 1998, including the notes thereto, contained in the 1998 Annual Report, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since September 30, 1998, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as and to the extent set forth in the SEC Filings or in Schedule 5.2(f) hereto, since September 30, 1998, (i) there has not been any Material Adverse Effect, (ii) the businesses of the Company and each of its subsidiaries have been conducted only in the ordinary course and in a manner consistent with past practices, (iii) neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any agreement, in each case, outside the ordinary course of business, (iv) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its subsidiaries which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect,
         (v) there has not been any revaluation by the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (vi) there has been no change by the Company in accounting principles, practices or methods, (vii) there has been no declaration, setting aside or payment of any dividend or other distribution in respect of the shares or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock;
         (viii) except for salary increases or other employee benefit arrangements made in the ordinary course of business consistent with past practice, or heretofore described in writing to Parent, there has not been any increase in the compensation payable or to become payable by the Company or its subsidiaries to any of their respective officers, or any significant increase in the compensation payable to other employees or agents of the Company or any of its subsidiaries or any adoption of any bonus, pension, retirement, profit sharing, or stock option plan, arrangement or agreement made to or with any of such officers of employees; and (ix) there has not been any labor strike or threat thereof or labor trouble or other business event or condition which is likely to have a Material Adverse Effect.

                  (g) OFFER DOCUMENTS. None of the information supplied in writing by the Company or its subsidiaries expressly for inclusion in the Offer Documents, or in any amendments or supplements thereto will, at the time supplied or upon the expiration of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (h) SCHEDULE 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and the information contained therein (other than information supplied in writing by Parent or Subsidiary expressly for inclusion in the Schedule 14D-9) will not at the respective times the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact either required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will promptly correct any statements in the Schedule 14D-9 that have become false or misleading and take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Common Shares, in each case as and to the extent required by applicable law.

                  (i) MERGER PROXY STATEMENT. The Merger Proxy Statement and all amendments and supplements thereto will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and will not, at the time of (a) the mailing thereof and (b) the meeting, if any, of stockholders to be held in connection with the Merger, together with any amendments and supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or any affiliates of Parent expressly for inclusion in the Merger Proxy Statement.

                  (j) CERTAIN AGREEMENTS. Except for the agreements disclosed in the SEC Filings prior to the date hereof or as set forth in Schedule 5.2(j) hereto, neither the Company nor any of its subsidiaries is party to any (i) agreements with any executive officer or other key employee of the Company or any of its subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than one year, or
         (C) providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment or (ii) agreement or plan, including, without limitation, any incentive or bonus plan, stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (k) NO CONFLICTS. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby by the Company will not, (i) violate or conflict with the amended certificate of incorporation or by-laws of the Company, or (ii) assuming compliance with the HSR Act, the Exchange Act and the DGCL, constitute a breach or violation of, or a default under, any United States law, rule or regulation or any judgment, decree, order, governmental permit or license, to which the Company or any of its subsidiaries is subject, or (iii) constitute a breach or violation of, a default (or an event or condition which, with notice or lapse of time, or both, would constitute a default) under, permit the termination of, or cause or permit the acceleration of the maturity of, any agreement, indenture, mortgage, bond, note or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound, which conflict, breach, violation, default, termination or acceleration would have a Material Adverse Effect.

                  (l) FILINGS AND CONSENTS. Other than the filings provided for in Section 2.3 and filings pursuant to the HSR Act, the Exchange Act, and under any applicable state takeover or securities laws, there are no filings required to be made by the Company with, and there are no consents, approvals, permits or authorizations required to be obtained by the Company from, federal or state governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, other than such which the failure to make or obtain would not, in the aggregate, have a Material Adverse Effect, or would prevent the consummation of the transactions contemplated hereby.

                  (m) COMPLIANCE WITH LAWS. Except as disclosed in the SEC Filings or in Schedule 5.2(m) hereto, the Company and its subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

                  (n) LITIGATION. Except as disclosed in the SEC Filings or in Schedule 5.2(n), there is no action, suit, proceeding at law or in equity, or any arbitration or any adversarial administrative or other adversarial proceeding by or before (or to the best knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, or any of their properties or rights. Except as disclosed in the SEC Filings or in Schedule 5.2(n), neither the Company nor any of its subsidiaries is subject to any judgment, order, award or decree entered in any lawsuit or proceeding which has, or is reasonably expected to have, a Material Adverse Effect.

                  (o) EMPLOYEE BENEFIT PLANS. All "employee benefit plans" ("Employee Plans") as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company and its subsidiaries are in compliance with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except for instances of non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. All Employee Plans are included in the exhibits to or incorporated by reference in the 1998 Annual Report.

                  (p) TAXES. The Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its subsidiaries is a member, has filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date (as defined in Section 2.2), all Tax returns and Tax reports which are required to be filed by, or with respect to, it on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of the Company or any subsidiary) (collectively, the "Returns"). Such Returns reflect accurately all liability for Taxes for the periods covered thereby. All Taxes payable by, or due from, the Company or any of its subsidiaries have been fully paid or adequately disclosed and provided for on the financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles. All Taxes (as defined below) shown to be due and payable on the Returns by or with respect to the Company or any of its subsidiaries have been, or prior to the Closing Date will be, paid. Without limiting the generality of the foregoing,
         (i) no claim for unpaid Taxes (x) to the best knowledge of the Company, has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or (y) is being asserted against the Company or any of its subsidiaries; (ii) no audit of any Return of the Company or any of its subsidiaries is being conducted by a Tax authority; (iii) no extension of time is in effect with respect to the filing of any Return, the payment of taxes by the Company or any of its subsidiaries or any limitations period on the assessment of any Taxes of the Company or any of its subsidiaries;
         (iv) there is no Tax deficiency or to the knowledge of the Company any substantive basis on which any Tax deficiency might be asserted against the Company or any of its subsidiaries in excess of the reserve for Taxes set forth in the financial statements of the Company and its subsidiaries as of the respective dates thereof, except for amounts, if any, which in the aggregate would not reasonably be expected to have a Material Adverse Effect; and (v) there are no claims for refunds of Taxes of the Company or any of its subsidiaries pending. As used herein, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect to such taxes, imposed by any governmental authority, domestic or foreign.

                  (q) HEALTH, SAFETY AND ENVIRONMENTAL LAWS AND REGULATIONS. Except as disclosed in Schedule 5.2(q) hereto, the Company and its subsidiaries are in material compliance with all applicable foreign, federal and state laws and regulations, as in effect on the date hereof, relating to the protection of health, safety and the environment (collectively, "Environmental Laws"), except for violations of

         Environmental Laws that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing sentence, except as set forth on Schedule 5.2(q) hereto, to the best of the Company's knowledge (i) the Company and each of its subsidiaries have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by the Company or its subsidiaries, except where the failure to obtain such permits, licenses and other authorizations in the aggregate would not reasonably be expected to have a Material Adverse Effect; (ii) the Company and each of its subsidiaries are in compliance with all terms and conditions of such required permits, licenses and authorizations and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws, except where noncompliance in the aggregate would not reasonably be expected to have a Material Adverse Effect; (iii) there is no event which is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability, or which would otherwise form the basis of any claim, action, suit or proceeding against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material, except where such events in the aggregate would not reasonably be expected to have a Material Adverse Effect, and

         (iv) the Company and its subsidiaries have no reason to believe that any of the items listed above will be forth-coming.

                  (r) INTELLECTUAL PROPERTY. To the best knowledge of the Company, the Company or a subsidiary of the Company is the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and its subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, software, patents and copyrights. As of the date of this Agreement, except as disclosed in the SEC Filings or Schedule 5.2(r), there are no claims pending or, to the Company's knowledge, threatened, that the Company or any subsidiary is in violation of any such intellectual property right of any third party which is reasonably likely to have a Material Adverse Effect, and, to the Company's best knowledge no third party is in violation of any intellectual property rights of the Company or any subsidiary which is reasonably likely to have a Material Adverse Effect.

                  (s) BROKERS AND FINDERS. Except for the fees and expenses payable to Robinson-Humphrey, which fees and expenses are reflected in their agreements with the Company, true and complete copies of which have been furnished to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                  (t) YEAR 2000 COMPLIANCE. To the Company's best knowledge, there is no impediment to the Company being year 2000 compliant by June 30, 1999 (i.e., that products, hardware, software and other date-sensitive equipment manufactured, sold, owned, licensed or used by the Company will be capable of correctly processing date data (including, but not limited to, calculating, comparing and sequencing) accurately prior to, during and after the calendar year 2000 when used, assuming that all third party products, hardware, software and other date-sensitive equipment used in combination therewith are capable of properly exchanging date data). The Company has submitted inquiries to its vendors who supply products or services to the Company in the amount of $100,000 or more on an annual basis and to the best of the Company's knowledge such vendors are or will be 2000 compliant no later than December 31, 1999.

                  (u) CONTRACTS. Schedule 5.2(u) sets forth a list of each contract (other than contracts listed on other schedules to this Agreement or in the SEC Filings) of the Company providing for payments aggregating One Hundred Thousand ($100,000) or more during the term of the respective contract (which contracts so listed on Schedule 5.2(u) and other schedules to this Agreement are collectively referred to as the "Company Contracts" or individually as "Company Contract"). Each Company Contract is valid, binding and enforceable and in full force and effect, and such Company Contracts will continue to be valid, binding and enforceable and in full force and effect immediately following the consummation of the transactions contemplated hereby, except where failure to be valid, binding and enforceable and in full force and effect would not have a Material Adverse Effect, and there are no material defaults thereunder by the Company or its subsidiaries or, to the best knowledge of the Company, by any other party thereto. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money of the Company or any of its subsidiaries to accelerate such indebtedness except as set forth in
         Section 5.2(u).

                  (v) LABOR RELATIONS. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries. There is no labor strike, slowdown or work stoppage or lockout pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries. There is no unfair labor practice charge or other employment related complaint pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries which if decided adversely would be reasonably likely to have a Material Adverse Effect. To the Company's best knowledge, there is no representation claim or petition pending before the National Labor Relations Board and no question concerning representation exists with respect to the employees of the Company or its subsidiaries.

                  (w) AFFILIATE TRANSACTIONS. Except as set forth in the SEC Filings and as set forth in Schedule 5.2(w) hereto, from September 30, 1998, through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its subsidiaries, on the one hand, and any affiliates (other than wholly-owned subsidiaries) of the Company or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.

                  (x) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

                  (y) KNOWLEDGE DEFINITION. As used in this Agreement, the phrase "to the Company's best knowledge" or any similar phrase when modifying any representation and warranty of the Company means the actual knowledge of those individuals identified in Schedule 5.2(y) hereto and that (i) such person has made appropriate inquiries of the Company's officers and responsible employees; and (ii) nothing has come to the person's attention in the course of such investigation and review or otherwise which would cause such person, in the exercise of due diligence, to believe that such representation and warranty is not true and correct in all material respects.


                                   ARTICLE VI.

                                    COVENANTS


                  Section 6.1 NO SOLICITATION OF TRANSACTIONS. The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition (as defined in Section 8.3). The Company, its subsidiaries and affiliates and their respective officers, directors, employees, representatives and agents may, directly or indirectly, furnish information and access to any Third Party (as defined in Section 8.3) (in each case only in response to a request for such information or access made after the date hereof and with respect to confidential information, only pursuant to an appropriate confidentiality agreement) only if, and may participate in discussions and negotiate with such Third Party concerning any Third Party Acquisition, only if

                           (i) such Third Party has submitted a bona fide proposal to the Board relating to any such transaction, and

                           (ii) a majority of the Board of Directors of the Company determines, in its good faith judgment after receiving advice from its outside counsel, that failing to take such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law.

The Company shall promptly notify Parent, if any proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer, or any such inquiry or contact. The Company shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and the other transactions contemplated by this Agreement, unless with respect to a specific development the Board of Directors of the Company by a majority vote determines in its good faith judgment, after receiving advice from outside counsel, that notifying Parent of such development could reasonably be expected to be a breach of the Board's fiduciary duties under applicable law. Except as set forth in this Section 6.1, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Third Party concerning any Third Party Acquisition; provided, that nothing in this Section 6.1 shall prevent the Company or the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer or from making such disclosure to the Company's stockholders which, in the good faith judgment of its Board of Directors after receiving advice from outside counsel, is required under applicable law; provided further, that the Board shall not recommend that the stockholders of the Company tender their Common Shares in connection with any such tender offer unless the Board by a majority vote determines in its good faith judgment, after receiving advice from outside counsel, that failing to take such action could reasonably be expected to be a breach of the Board's fiduciary duties under applicable law.

                  Section 6.2 POSTPONEMENT OF ANNUAL MEETING. The Company shall as soon as possible indefinitely postpone its 1999 annual meeting of stockholders, and shall take no action unless compelled by legal process to reschedule such annual meeting or to call a special meeting of stockholders of the Company except in accordance with this Agreement unless and until this Agreement has been terminated in accordance with its terms.

                  Section 6.3 INTERIM OPERATIONS OF THE COMPANY. Except as set forth in Schedule 6.3 hereto, contemplated hereby or with the written consent of Parent or Subsidiary, during the period from the date of this Agreement to the earlier of the New Board Date (as defined in Section 6.12) or the Effective Time, the Company shall, and shall cause its subsidiaries to, conduct (except as otherwise permitted by Section 6.1) its and their business only in the ordinary course, will make no material changes in the operations of the Company or its subsidiaries and shall use its reasonable efforts to (i) preserve intact the business organization of the Company and its subsidiaries, (ii) keep available the services of its and their present officers and key employees, and (iii) preserve the good will of those having business relationships with the Company and its subsidiaries. Except as set forth in Schedule 6.3 hereto, contemplated hereby or with the consent of Parent or Subsidiary, during the period from the date of this Agreement to the earlier of the New Board Date or the Effective Time, neither the Company nor any of its subsidiaries will: (a) amend or otherwise change its certificate of incorporation or by-laws, as each such document is in effect on the date hereof;
(b) issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock, including Common Shares or any securities convertible into capital stock, or grant any warrants, options, or other rights to acquire, or incur any obligation or make any commitment for issuance of, capital stock or any securities convertible into capital stock; (c) in the case of the Company, declare, set aside, make or pay any dividend or other distribution with respect to its capital stock other than if requested by Parent; (d) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than if requested by Parent; (e) except in the ordinary course of business, sell, pledge, dispose of or encumber, or agree to sell, pledge, dispose of or encumber, any material assets of the Company or any of its subsidiaries other than in connection with discontinued operations; (f) acquire (by merger, consolidation, or acquisition of stock or assets) any significant corporation, partnership or other business organization or division thereof for a cash consideration of $100,000 or more with respect to an acquisition, merge or consolidate with any corporation, or enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing; (g) other than in connection with the refinancing of outstanding indebtedness, incur any indebtedness for borrowed money or issue any debt securities except in the ordinary course of business and consistent with past practice or enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing; (h) take any action with respect to the grant of any severance or termination pay other than pursuant to policies or agreements of the Company or any of its subsidiaries in effect on the date hereof; (i) make any loans, advances or capital contributions to, or investments (other than intercompany accounts and short-term investments pursuant to customary cash management systems of the Company in the ordinary course and consistent with past practices) in, any other person other than such of the foregoing as are made by the Company to or in a subsidiary of the Company; (j) except for salary increases or other employee benefit arrangements made in the ordinary course of business consistent with past practice, or heretofore described in writing to the Parent, adopt or (except as provided in Sections 4.5 and 4.7 hereof) amend any bonus, profit sharing, compensation, incentive, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee; or (k) enter into any agreement to do any of the foregoing.

                  Section 6.4 MEETINGS OF THE COMPANY'S STOCKHOLDERS. If the Minimum Share Condition has been satisfied and Subsidiary has purchased and paid for all duly tendered Common Shares pursuant to the Offer and the terms and conditions of this Agreement and if necessary to effect the Merger, the Company will take all action necessary in accordance with applicable law and the Company's certificate of incorporation and by-laws to convene a meeting of holders of Common Shares as promptly as practicable after consummation of the Offer to consider and vote upon the approval and adoption of this Agreement. Parent and Subsidiary will provide to the Company the information with respect to Parent and Subsidiary required by the Exchange Act to be set forth in the proxy statement required with respect to such meeting. The Board of Directors of the Company shall recommend such approval and adoption, and the Company shall take all lawful action to solicit such approval and adoption. At any such meeting of holders of Common Shares, all of the Common Shares then owned by the Parent Companies will be voted in favor of approval and adoption of this Agreement. Notwithstanding this Section 6.4, in the event that Parent or Subsidiary shall acquire at least 90% of the outstanding Common Shares, pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as possible after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                  Section 6.5 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company, Parent and Subsidiary shall promptly make any required submissions or filings with any governmental entity, including without limitation, preparation and filing of the Merger Proxy Statement with the SEC.

                  Section 6.6 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations and otherwise to consummate and make effective the transactions contemplated by this Agreement and shall use its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities that are necessary or desirable in connection with the transactions contemplated by this Agreement except in each such case to the extent that the applicable Board may determine in good faith, after receiving advice from its outside counsel, that any such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. The Company will cooperate with Parent and Subsidiary in supplying all information reasonably requested in connection with any due diligence investigation by Parent or its lenders. Notwithstanding the foregoing, nothing in this Section 6.6 shall require, or be construed to require, Parent, Subsidiary or the Company, in connection with the receipt of any regulatory approval, to proffer or agree (i) to sell or hold separate or agree to sell, divert or discontinue or to limit, before or after the Effective Time any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale or agreement to sell or discontinuance or limitation by Parent or the Company, as the case may be, of any of its assets or business) or (ii) to agree to any conditions relating to, or changes or restriction in, the operations of any such asset or business which, in either case, is reasonably likely to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement. In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust law, each of the parties shall cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts any transaction contemplated by this Agreement, and to resolve any challenge or objection raised by any governmental authority or private party.

                  Section 6.7 ACCESS. Upon reasonable notice and subject to restrictions contained in confidentiality agreements by which the Company is bound and except where such access to a contract or agreement would cause the Company to be in breach of such contract or agreement, the Company shall (and shall cause each of its subsidiaries to) afford reasonable access to Parent's officers, employees, legal counsel, accountants, financing sources and other authorized representatives, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule and other docu-ment filed or received by it pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or any of its financing sources may reasonably request. The rights and obligations of each of Parent, Subsidiary and the Company pursuant to the Confidentiality Agreement dated May 14, 1998 as to the Company and May 27, 1998 as to Parent (the "Confidentiality Agreement"), between Parent and the Company, is superseded by this Agreement and is of no further force and effect. In the event of the termination of this Agreement for any reason Parent and Subsidiary (i) shall promptly return to the Company, or destroy, all originals, copies, reports and analyses of such information in their possession, and (ii) shall not use any such information for any purposes that would be competitive with or cause material harm to the Company.

                  Section 6.8 PUBLICITY. The initial press release with respect to the execution of this Agreement shall be a joint press release, and thereafter the Company and Parent shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto, provided that nothing herein shall prevent any party hereto from making any public statements or any filings deemed by such party in good faith to be required by law based on the advice of counsel to the respective party.

                  Section 6.9 DIRECTORS' AND OFFICERS' INDEMNIFICATION;
INSURANCE.

                  (a) From and after the Effective Time, Parent shall cause the Surviving Corporation (the Parent and the Surviving Corporation individually, as "Indemnifying Party" and collectively, the "Indemnifying Parties") to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation ("Action") arising out of or pertaining to acts or omissions, or alleged acts or omissions, (including, without limitation, in connection with the Offer, the Merger and the other transactions contemplated by this Agreement), to the fullest extent that the Company or such subsidiaries would have been permitted, under applicable provisions of the DGCL and the certificate of incorporation or by-laws of the Company or the charter or by-laws of such subsidiaries as in effect as of the date of this Agreement, to provide such indemnification. The Indemnifying Parties and the Indemnified Parties each agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any Action.

                  (b)      In connection with the foregoing provisions of
Section 6.9(a), Parent shall cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law upon receipt from the Indemnified Party to whom expenses are advanced of a written undertaking to repay such advances as contemplated by Section 145(e) of the DGCL.

                  (c)      In the event of any Action;

                           (i) any Indemnified Party wishing to claim indemnification under this Section 6.9 shall, upon becoming aware of any such Action, promptly notify the

         Surviving Corporation and Parent thereof (provided that the failure to provide such notice shall not relieve the Parent or the Surviving Corporation of any liability or obligation it may have to such Indemnified Party under this Section 6.9 unless such failure materially prejudices Parent or the Surviving Corporation), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by
         Section 145(e) of the DGCL; and

                           (ii) Subject to receipt of the undertaking contemplated by Section 145(e) of the DGCL, Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to Parent and the Surviving Corporation.

                  (d) Notwithstanding anything herein to the contrary, (A) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); (B) neither Parent nor the Surviving Corporation shall be liable under this Section 6.9 for the fees and expenses of more than one counsel for all Indemnified Parties in any Action, except to the extent that, in the opinion of counsel for the Indemnified Parties (a copy of which opinion shall be delivered to Parent), two or more of such Indemnified Parties have conflicting interests in the outcome of such Action such that additional counsel is required to be retained by such Indemnified Parties under applicable standards of professional conduct; (C) after notice from the Indemnifying Parties (or either of them) to the Indemnified Party of the election by the Indemnifying Parties (or either of them) to assume the defense of an Action, the Indemnifying Parties shall not be liable for any expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; and (D) the Indemnifying Parties shall have the right to select their own counsel with respect to any Action and shall have full control over the defense of any Action the defense of which has been assumed by the Indemnifying Parties (or either of them).

                  (e) Unless otherwise required by law, (i) at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions providing for exculpation of director and officer liability and indemnification by the Surviving Corporation of the Indemnified Parties not less favorable to the Indemnified Parties than those provisions providing for exculpation of director and officer liability and indemnification by the Company of the Indemnified Parties contained in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement, and (ii) for a period of six years from the Effective Time, the Surviving Corporation and its subsidiaries shall not amend, repeal or modify any such provisions contained in their respective certificates of incorporation and bylaws, or other organizational documents of such subsidiaries, to reduce or adversely affect the rights of the Indemnified Parties thereunder in respect of actions or omissions by them occurring at or prior to the Effective Time;

                  (f) The Company may purchase prior to the Effective Time, and if not so purchased then after the Effective Time Parent shall cause the Surviving Corporation to purchase, a six-year extended reporting period endorsement ("reporting tail coverage") under the Company's existing directors' and officers' liability insurance coverage (or as much coverage as can be obtained for a total not in excess of 175% of the Current Premium), provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms, that in all material respects, are no less advantageous to the intended beneficiaries thereof than the existing officers' and directors' liability insurance. "Current Premium" shall mean the last annual premium paid prior to the date hereof for the existing officers' and directors' liability insurance, which the Company represents and warrants to be $162,500.

                  (g) Notwithstanding anything to the contrary set forth above, with respect to Indemnified Parties who are officers and/or directors of former subsidiaries or business units of the Company, (A) the provisions of this
Section 6.9 shall not apply to such officers and/or directors for any losses incurred by any of them in any way arising out of, pertaining to or incurred in connection with acts or omissions (or alleged acts or omissions) which acts or omissions occurred after the date any such subsidiary or business unit was disposed of by the Company and (B) in connection with actions arising out of, pertaining to or incurred in connection with acts or omissions (or alleged acts or omissions) which occurred prior to the date of any such subsidiary or business unit was disposed of by the Company, any such Indemnified Party shall first seek and exhaust all indemnification rights and remedies from the subsidiary or the purchaser of such subsidiary or business unit (or any parent of any of the foregoing) before such Indemnified Party may seek indemnification from the Surviving Corporation under this Section 6.9; and

                  (h) If during the six year period from and after the Effective Time the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any





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


entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.9. The parties acknowledge and agree that to the extent that the Surviving Corporation fails to comply with its indemnification obligations pursuant to this Section 6.9, Parent shall indemnify and hold harmless each of the Indemnified Parties to the same extent as the Surviving Corporation was required to indemnify such indemnified Parties hereunder.

                  (i) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

                  Section 6.10 REGISTRATION RIGHTS AGREEMENT. The Company represents and warrants that there is no outstanding request for registration of Common Shares pursuant to the Registration Rights Agreement filed or incorporated by reference as Exhibit 4.3 to the 1998 Annual Report, or any other agreement. In the event of receipt of any such request, the Company will immediately notify Parent of such request.

                  Section 6.11 FAIR PRICE STATUTE. If any "fair price" or "control share acquisition" statute or other similar statute, regulation or provision shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall use their reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute, regulation or provision on the transactions contemplated hereby unless the Board of Directors of the Company shall have determined in good faith, after receiving advice from its outside counsel, that any such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law.

                  Section 6.12 DIRECTORS. Promptly upon the acquisition of a majority of the outstanding Common Shares pursuant to the Offer, or otherwise, so long as Parent owns a majority of the outstanding Common Shares Parent shall be entitled upon written request to the Company, subject to applicable law, to designate such number of directors, rounded down to the nearest whole number, to the Board of Directors of the Company as will give Parent (or its affiliates) representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Company's Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the sum of the number of Common Shares so owned by Parent and Subsidiary bears to the number of such Common Shares outstanding, and the Company shall, at such time, promptly use its best efforts to cause the designees of Parent to be so elected, subject in all cases to Section 14(f) of the Exchange Act, it being understood that the Company shall have no obligation to comply with Section 14(f) until after the Offer is completed. These efforts shall, if necessary, include efforts to obtain any amendments to the by-laws of the Company regarding the number of directors, or securing the resignation of directors, or both. The date, if any, on which a majority of the Board of Directors consist of directors designated by Parent pursuant to this Section 6.12 shall be hereinafter referred to as the "New Board Date." In the event that Parent's designees are elected to the Company's Board of Directors, until the Effective Time, the Company's Board of Directors shall have at least three directors who are directors on the date hereof (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate three persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Subsidiary and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company's Board of Directors, after the acceptance for payment of Common Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to
(a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, or (c) extend the time for performance of Parent's and Subsidiary's respective obligations hereunder.

                  Section 6.13  EMPLOYEE BENEFITS MATTERS.

                  (a) Commencing on the consummation of the Offer and continuing until December 31, 1999, Parent shall cause the Company and the Surviving Corporation to continue to provide to employees of the Company and its subsidiaries (excluding employees, if any, covered by collective bargaining agreements), as a whole, Employee Benefits (defined below) which, in the aggregate, are no less favorable to such employees than the Employee Benefits provided to such employees as of the date hereof.

                  (b) Parent and the Company agree that the Company and the Surviving Corporation shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to (i) the terms of the individual employment agreements listed on Schedule 6.13(b)(i) hereto and (ii) the terms of the employee retention plan set forth in Schedule 6.13(b)(ii) hereto.

                  (c) For all Employee Benefits and the employee benefit plans of Parent and its affiliates after the Effective Time, all service with the Company or any of its subsidiaries prior to the Effective Time of employees (excluding employees, if any, covered by collective bargaining agreements) shall be treated as service with Parent and its affiliates for eligibility and vesting purposes and for benefit accruals for purposes of severance and vacation pay to the same extent that such service is taken into account by the Company and its subsidiaries as of the date hereof, except to the extent such treatment will result in duplication of benefits.

                  (d) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause any pre-existing condition or limitation and any eligibility waiting periods (to the extent such conditions, limitations or waiting periods did not apply to the employees of the Company under the Employee Plans in existence as of the date hereof) under any group health plans of Parent or any of its subsidiaries to be waived with respect to employees of the Company and their eligible dependents.

                  (e) "Employee Benefits" shall mean Employee Plans plus the following benefits: severance policy for involuntary termination (other than for cause) and vacation policy in effect on the date hereof with respect to employees of the Company set forth in

Schedule 6.13(e) hereto. Employee Benefits shall not include Stock Option Plans, the Stock Purchase Plan and any other plans or program not specifically included in the definition in the preceding sentence.

                  (f) Nothing herein shall require the continued employment of any person or prevent the Company or any of its subsidiaries and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company or any of its subsidiaries could take or refrain from taking prior to or after the Effective Time, including, without limitation, any action the Company or any of its subsidiaries or the Surviving Corporation could take to terminate any plan or Employee Benefits under its terms as in effect as of the date hereof; provided, however, that it is understood by the parties that this subsection 6.13(f) shall not relieve Parent of its obligations under subsection 6.13(a).


                                  ARTICLE VII.

                                   CONDITIONS

                  Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of Parent and Subsidiary on the one hand, and the Company on the other, to effect the Merger are subject to the fulfillment, at or before the Effective Time, of each of the following conditions:

                  (a) STOCKHOLDER APPROVAL. If necessary to effect the Merger, this Agreement and the Merger shall have been duly approved by the holders of Common Shares in accordance with applicable law and the certificate of incorporation and by-laws of the Company.

                  (b) GOVERNMENTAL FILINGS AND CONSENTS. All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to have a material adverse effect on Parent (assuming the Merger had taken place), and the waiting periods under the HSR Act shall have expired or been terminated.

                  (c) PURCHASE OF COMMON SHARES. Subsidiary shall have accepted for payment and purchased Common Shares pursuant to the Offer; provided that this condition shall not be a condition to the obligations of Parent or Subsidiary if Subsidiary shall have failed to purchase Common Shares in violation of the terms hereof or of the Offer.

                  (d) INJUNCTION. No preliminary injunction or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the consummation of the Merger shall be in effect.


                                  ARTICLE VIII.

                           TERMINATION AND ABANDONMENT


                  Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

                  (a) by mutual consent of the Board of Directors of the Parent and the Board of Directors of the Company;

                  (b) by action of the Board of Directors of the Parent or action of the Board of Directors of the Company if at least that number of Common Shares required by the Minimum Share Condition shall not have been purchased in the Offer on or before April 30, 1999; provided, however, that the Board of Directors of the Parent shall have no right pursuant to this Section 8.1(b) to terminate this Agreement after the purchase of Common Shares pursuant to the Offer; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to occur on or before the aforesaid date;

                  (c) by the Company if Subsidiary shall not have commenced the Offer within five business days of the date of the initial public announcement of the Offer or this Agreement;

                  (d) by either Parent or the Company if the Offer shall expire or terminate in accordance with its terms without any Common Shares having been purchased thereunder and, in the case of termination by the Parent, the Purchaser under the Offer shall not have been required by the terms of the Offer or this Agreement to purchase any Common Shares pursuant to the Offer;

                  (e) by the Company if Parent or Subsidiary shall fail to comply in any material respect with any of its covenants or agreements required to be performed by it before the date of such termination and such failure to comply shall not be cured within seven business days following receipt by Parent from the Company of written notice of such failure and demand for cure; or by Parent or Subsidiary if the Company shall fail to comply in any material respect with any of its covenants or agreements required to be performed by it before the date of such termination, and such failure to comply shall not be cured within seven business days following receipt by the Company from Parent or Subsidiary of written notice of such failure and demand for cure;

                  (f) by either Parent, Subsidiary or the Company, if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such order, decree, ruling or other action shall have become final and non-appealable; or

                  (g) by the Company if the Company is prepared to enter into a binding agreement to effect a transaction on the terms specified in a Superior Proposal (defined below) and has given Parent written notice to that effect; provided, however, that such termination under this Section 8.1(g) shall not be effective until the Company has made payment to Parent of the Fee (as defined in Section 8.3(a)) required to be paid pursuant to Section 8.3(a) and has paid to Parent $750,000 for Expenses (as defined in Section 8.3(b)). Parent hereby agrees to refund any excess of such $750,000 over actual Expenses.

                  Section 8.2. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination and abandonment of the Merger by Parent, Subsidiary or the Company pursuant to Section

8.1, written notice thereof shall forthwith be given to the others, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. Subsidiary agrees that any termination by Parent shall be conclusively binding upon Subsidiary, whether given expressly on its behalf or not. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, provided that any termination shall be without prejudice to the rights of any party hereto arising out of breach by any other party of any covenant or agreement contained in this Agreement, and provided, further, that the obligations set forth in Section 8.3 shall in any event survive any termination.

                  Section 8.3.  FEES AND EXPENSES.

                  (a)      In the event that:

                           (i) any person (including, without limitation, the Company or any affiliate thereof) or group, other than the Parent or any affiliate of the Parent, shall have become the beneficial owner of more than 20% of the then outstanding Common Shares and thereafter this Agreement shall have been terminated pursuant to Section 8.1(b) or 8.1(d) and within 12 months of such termination a Third Party Acquisition (as hereinafter defined) for a per Common Share consideration having a value greater than $16.50 shall occur with such person or group, or an affiliate of any of them; or

                           (ii) any person or group shall have commenced, publicly proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for more than 20% (or which, assuming the maximum amount of securities which could be purchased, would result in any person or group beneficially owning more than 20%) of the then outstanding Common Shares or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Common Share consideration having a value greater than $16.50 and (A) the Offer shall have remained open for at least 20 business days,
                  (B) the Minimum Condition shall not have been satisfied and
                  (C) this Agreement shall have been terminated pursuant to
                  Section 8.1(b) or 8.1(d); or

                           (iii)    this Agreement is terminated pursuant to
         Section 8.1(g); then the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $3,455,000 (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses; provided that, in the case described in clause (ii) of this Section 8.3(a), if the Board of Directors of the Company (A) shall not have withdrawn or modified in a manner adverse to the Subsidiary or the Parent its approval or recommendation of the Offer, this Agreement or the Merger,
         (B) shall not have approved or recommended the proposal of the person or group referred to in clause (ii) and (C) shall not have resolved to do any of the foregoing, the Company shall pay to Parent on such termination all Expenses and shall pay the Fee only if, within 12 months of such termination, a Third Party Acquisition with such person or group referred to in clause (ii), or an affiliate of any of them, shall occur.

                  (b) "Expenses" means all out-of-pocket expenses and fees up to a maximum of $750,000 in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing or services for the Offer, the Merger and any transactions contemplated thereby or structuring the transactions and all fees of counsel, accountants, experts, consultants and soliciting or information firms to Parent and Subsidiary, and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the transactions, including, without limitation, litigation related thereto and the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Subsidiary in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Offer, the Merger and any transactions contemplated thereby and any litigation and any financing commitments or agreements relating thereto.

                  (c) Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Offer, the Merger and any transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not any transaction is consummated.

                  (d) In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Subsidiary (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by The First National Bank of Chicago, from time to time, in the City of Chicago, as such bank's Prime Rate plus 1.00%.

                  (e) "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation or other business combination transaction by any person other than Parent, Subsidiary or any affiliate of either of them (a "Third Party"); (ii) the acquisition by any Third Party of, or any divestiture or other transaction resulting in the Company owning less than, 50% or more (in book value or market value) of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 50% or more of the outstanding Common Shares whether by tender offer, exchange offer or otherwise; (iv) the adoption by the Company of a plan of liquidation or a plan of recapitalization or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of 50% or more of the outstanding Common Shares; or (vi) a letter of intent or similar instrument or other agreement between the Company and a Third Party, or the public announcement by the Company of the Company's intention or plans, to effect any of the events referred to in clauses (i), (ii), (iii), (iv) or (v).

                  (f) "Superior Proposal" shall mean a bona fide proposal made by a Third Party to acquire a majority or more of the outstanding Common Shares pursuant to a tender offer or a merger, or to purchase all or substantially all of the assets of the Company, on terms which a majority of the Board of Directors of the Company determines in its good faith judgment (based on its financial and legal advisors) to be more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by this Agreement.


                                   ARTICLE IX.

                                  MISCELLANEOUS

                  Section 9.1 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the stockholders of the Company no amendment may be made which decreases the amount per Common Share to be received pursuant to the Merger or otherwise adversely affects the stockholders of the Company without the further approval of such stockholders.

                  Section 9.2 WAIVER. At any time prior to the Effective Time, whether before or after any meeting of the Company's stockholders as referred to herein, any party hereto may (a) in the case of Parent, extend the time for the performance of any of the obligations or other acts of the Company or, subject to the provisions contained in Section 9.1, waive compliance with any of the agreements of the Company or with any conditions to the obligations of Parent, or (b) in the case of the Company, extend the time for the performance of any of the obligations or other acts of Parent or Subsidiary, or, subject to the provisions contained in Section 9.1, waive compliance with any of the agreements of Parent or Subsidiary or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                  Section 9.3 SPECIAL FEES OF THE COMPANY. The Company's fee arrangement with its investment bankers, in the form delivered previously to Parent, shall not be modified or amended prior to the Effective Time, without the consent of Parent. The Company represents and warrants that no potential purchaser (other than Parent and Subsidiary) is entitled to expenses or any "break-up," "topping" or other similar fee as a result of the execution and delivery of this Agreement or the transactions contemplated hereby.

                  Section 9.4 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                  Section 9.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Parent and Subsidiary hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the

Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to
(a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, as such agent.

                  Section 9.6 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by telecopier or telefax or overnight courier or registered or certified mail, postage and charges prepaid, (and deemed given on receipt) if to Parent or Subsidiary, addressed to Parent or Subsidiary, as the case may be, at Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60025-5811, Attention: Corporate Secretary (with a copy to Jenner & Block, One IBM Plaza, Chicago, Illinois 60611, Attention: Charles J. McCarthy, Ltd.), and if to the Company, addressed to the Company at Trident International, Inc., Attention: Elaine A. Pullen, President and Chief Executive Officer (with a copy to Goodwin, Procter & Hoar LLP, Exchange Place, Boston, MA 02109,
Attention: John J. Egan III,

P.C.), or to such other persons or addresses as may be designated in writing by the party to receive such notice.

                  Section 9.7 ENTIRE AGREEMENT, ETC. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

                  Section 9.8 DEFINITION OF "SUBSIDIARY". When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation more than 50% of the outstanding voting securities of which are directly or indirectly owned by such party or any joint venture or partnership in which such party owns a 50% or more equity interest.

                  Section 9.9 OBLIGATION OF PARENT. Whenever this Agreement requires Subsidiary to take any action, such requirement shall be deemed to include the undertaking on the part of Parent to cause Subsidiary to take such action.

                  Section 9.10 CAPTIONS. The Article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to modify or otherwise affect any of the provisions hereof.

                  Section 9.11 SURVIVAL. The representations and warranties and agreements in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1, as the case may be, provided that if the Merger is consummated, the agreements of the Company, Parent and Subsidiary contained in Sections 2.4, 4.2 (but only to the extent that such section expressly relates to action to be taken after the Effective
Time), 4.3, 4.4, 4.6, 6.9, 6.12, 6.13 and 8.2 shall survive the consummation of the Merger, and the provisions of Section 8.3 will in all events survive any termination of this Agreement.

                  Section 9.12 PARTIES IN INTEREST; ASSIGNMENT. Except for
Section 6.9 (which is intended to be for the benefit of directors and officers to the extent contemplated thereby), this Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Except as otherwise expressly provided herein, this Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Subsidiary shall have the right (a) to assign to Parent or any direct or indirect wholly-owned subsidiary of Parent any and all rights and obligations of Subsidiary under this Agreement, including without limitation the right to substitute in its place Parent or such a subsidiary as one of the constituent corporations in the Merger (such subsidiary assuming all of the obligations of Subsidiary in connection with the Merger), provided that any such assignment will not relieve Parent or Subsidiary from any of its obligations hereunder and (b) to transfer to Parent or to any direct or indirect wholly-owned subsidiary of Parent the right to purchase Common Shares tendered pursuant to the Offer, provided that any such transfer will not relieve Parent or Subsidiary from any of its obligations hereunder.

                  Section 9.13 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  Section 9.14 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each of the parties hereto on the date first hereinabove written.





                                   TRIDENT INTERNATIONAL, INC.



                                   By  Elaine A. Pullen
                                       ----------------------------------------

                                   Its President and Chief Executive Officer
                                       ----------------------------------------



                                   ILLINOIS TOOL WORKS INC.



                                   By  W. James Farrell
                                       ----------------------------------------

                                   Its Chief Executive Officer
                                       ----------------------------------------



                                   ITW ACQUISITION INC.



                                   By  Valerie A. Lapinski
                                       ---------------------------------------

                                   Its Vice President
                                       ---------------------------------------





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                                                                       EXHIBIT A


                             TENDER OFFER CONDITIONS

                  The terms with initial capitals not otherwise defined in this Exhibit A shall have the meanings set forth in the attached Agreement and Plan of Merger (the "Agreement").

                  Notwithstanding any other provision of the Offer and subject to the terms of the Agreement, and in addition to the conditions that (i) Common Shares constituting not less than a majority of all Common Shares outstanding on a fully diluted basis are validly tendered (and not withdrawn) prior to the Expiration Date (the "Minimum Share Condition") and (ii) all applicable waiting periods under the HSR Act having expired or been terminated, Parent and Subsidiary (collectively referred to herein as the "Purchaser") shall not be required to accept for payment, purchase, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) (relating to the Purchaser's obligation to pay for or return tendered Common Shares after termination of the offer), to pay for any Common Shares tendered, and may postpone the purchase of, or, subject to the restriction set forth above, payment for Common Shares tendered and to be purchased by it, if at any time prior to the time of acceptance for payment of any such Common Shares, any of the following events shall occur:

                  (a) there shall be any statute, rule, regulation or order promulgated, enacted, entered or enforced that is applicable to the Offer or the Merger by any United States federal or state court, legislative body or governmental agency or other regulatory administrative agency or commission of competent jurisdiction (each a "Governmental Authority"), (i) restraining or prohibiting the making or




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         consummation of the Offer or the transactions contemplated by the
         Agreement; (ii) prohibiting or restricting Purchaser's (or any of its affiliates) ownership or operation of all or any material portion of the Company's business or assets; (iii) imposing material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote the Common Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company; (iv) requiring divestiture by Purchaser of any assets or of any Common Shares; or (v) making the acceptance for payment or payment for the Common Shares or consummation of the Merger illegal or prohibiting consummation of the Offer or the Merger.

                  (b) any action or proceeding instituted and pending by a Governmental Authority seeking to effect any of the activity in clause
         (a) above; or

                  (c) there shall have occurred any change concerning the Company and its subsidiaries taken as a whole which, in the good faith judgment of the Purchaser, has had, or is reasonably expected to have prior to December 31, 1999, a material adverse effect on the business, financial condition or results of operation ("Condition") of the Company and its subsidiaries taken as a whole (other than any changes generally affecting the industries in which the Company operates, including changes due to actual or proposed changes in law or regulations, or changes relating to or arising from the transactions contemplated by this Agreement, including the change in control contemplated hereby), it being expressly understood that the term "material adverse effect" for purposes of the Offer Conditions shall mean a material




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         adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, with the parties expressly intending that the term "material adverse effect" for purposes of the Offer Conditions be construed as an effect which is greater than the definition of "Material Adverse Effect" as set forth in Section 5.2(a) of the Agreement, based on the applicable facts and circumstances; or

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the Nasdaq Stock Market, the American Stock Exchange or in the United States over-the-counter market which shall continue for at least three business days; or (ii) the declaration of a banking moratorium or any suspension of payments by United States governmental authorities in respect of banks in the United States which shall continue for at least three business days; or

                  (e) there shall have occurred the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, and having a material adverse effect on the Offer or the Merger or the Condition of the Company and its subsidiaries taken as a whole; or

                  (f) any representation or warranty of the Company in the Agreement shall have been untrue as of the date of the Agreement or shall have become untrue prior to acceptance for payment or payment for Common Shares which untrue representations or warranties, if accurately stated, would have revealed matters materially adverse to the Condition of the Company and its subsidiaries, taken as a





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         whole, or the Company shall have failed to perform or breached any of its covenants or agreements contained in the Agreement, which failure, breach or breaches, would materially impair or delay the ability of Subsidiary to consummate the Offer or the ability of Parent, Subsidiary and the Company to effect the Merger; or

                  (g) one or more of the following events shall have occurred after the date of the Agreement or the Purchaser shall have for the first time become aware after the date of the Agreement of the occurrence of any of the following on or prior to the date of the
         Agreement: (1) any person, corporation, partnership or other entity or group (a "Person"), other than the Purchaser or its affiliates, acquires or becomes the beneficial owner of more than 20% of the outstanding Common Shares (other than acquisitions for bona fide arbitrage purposes and acquisitions by Persons who are parties to any agreement with the Purchaser with respect to their Common Shares); (2) any Person (other than the Purchaser or its affiliates) shall have commenced a tender or exchange offer for more than 20% of the outstanding Common Shares or publicly proposed a Third Party Acquisition; (3) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a material portion of the assets, business or operations of the Company and its subsidiaries taken as a whole (other than the transactions contemplated by the Agreement), and the Company withdraws its recommendation of the Offer or Merger; (4) any Person (other than the Purchaser or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become



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         the beneficial owner of Common Shares which, together with all Common
         Shares beneficially owned by such Person, results or would result in such Person being the beneficial owner of more than 20% of the outstanding Common Shares; or (5) subsequent to the commencement of the Offer there is a public announcement with respect to a plan or intention by the Company or any Person, other than the Purchaser or its affiliates, to effect any of the foregoing transactions. For purposes of this subparagraph (g), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder; or

                  (h) the Agreement shall have been terminated in accordance with its terms.

                  The foregoing conditions other than the Minimum Share Condition are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Should the Offer be terminated due to any of the foregoing provisions, all tendered Common Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.




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